New Jersey Mining Company Targets Future Golden Chest Expansion Southward

COEUR D'ALENE, Idaho, December 9, 2016 (GLOBE NEWSWIRE) -- New Jersey Mining Company (OTCQB:NJMC) (“NJMC” or the “Company”) announced today that it will target the drill-tested Paymaster and Joe Dandy Ore Shoots as its top exploration priority for future expansion at its Golden Chest Mine in north Idaho.

Initially recognized through core drilling and further defined through more in-depth geologic modeling in preparation for an internal scoping study earlier this year, the Paymaster and Joe Dandy are two of seven ore shoots that demonstrate strong periodicity and consistent width and spacing along the Idaho Fault.  Their similar geologic setting and being on strike and adjacent to existing underground development make these two areas highly attractive targets for future underground development and extraction.

NJMC President John Swallow stated, “The location and impressive grades of the Paymaster and Joe Dandy Shoots make them logical areas for us to consider beyond our currently defined resources and planned production from the Skookum Shoot area of the property. With underground development in place and an operating mill, the value of our exploration dollars are directly leveraged toward extending mine life and future cash flow.”

The Paymaster Shoot was originally intercepted in 2012 by core drill holes GC 12-106 and GC 12-107 which extended gold mineralization nearly 100 meters south of the Skookum Shoot.

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GC 12-106 returned 8.22 grams per tonne (g/t) (0.24 ounces per ton (opt)) gold over 3.7 meters (12.1 feet).

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GC 12-107 returned 12.4 g/t (0.35 opt) gold over 5.2 meters (17.6 feet) and 7.74 g/t (0.23 opt) gold over 2.5 meters (8.2 feet).

Recent modeling affirms this potential and indicates that on-strike mineralization may continue further south to the Joe Dandy Shoot and into Ophir Gulch, which adjoins other historic high-grade gold producing properties.

The Paymaster and Joe Dandy shoots share a similar geologic setting that is unique to the property with two thick, high-grade, banded veins separated by an intrusive quartz monzonite sill, the competency of which is favorable for underground mining. Both veins are well-banded and not brecciated, a potential indicator of higher gold grades. Both shoots are also located in relatively flat terrain, favorable for drilling as the lack of relief makes target depths much shorter.

NJMC President John Swallow continued, “Our study of the property over the last several years leads us to believe there are structural similarities between the Golden Chest and deposits of the nearby Coeur d’Alene District, including potential for extending the vertical continuity of the identified ore shoots. If the vertical continuity of the shoots is established, the potential of the property may greatly exceed our prior estimates.”

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

Golden Chest LLC completed an NI 43-101 technical report in 2012 and published an updated NI 43-101 compliant open pit Resource Estimate the following year. The 2013 Resource Estimate includes 4.63-million tonnes grading 1.71 gpt gold (totaling 254,000 ounces of gold) in the Measured and Indicated categories and 3.86-million tonnes grading 1.80 gpt gold (totaling 223,000 ounces of gold) in the Inferred category.

Company management believes the Golden Chest property has district-scale production potential for the longer term, not only near the recently constructed mine, but in areas of past exploration and historic production.

About New Jersey Mining Company

New Jersey Mining Company is headquartered in north Idaho, where it is currently in production at its Golden Chest Mine. It is deploying its mining and milling expertise to build a portfolio of advanced-stage assets with near-term cash flow potential and leverage to higher gold prices.

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NJMC built and is majority owner and operator of the New Jersey Mill, a 360-tonne per day flotation mill and cyanide leach plant.

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NJMC owns and operates the Golden Chest Mine project where open pit mining is underway and underground mining is expected to resume in early 2017.

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NJMC also holds a 50-percent interest in the fully-permitted Butte Highlands Gold Project.

Company assets were developed with more than $50-million of investment dollars from New Jersey and other companies. Management owns more than 15-percent of NJMC stock and has participated in prior financings and made purchases in the open market.

The Company’s common stock trades on the OTC-QB Market under the symbol “NJMC.”

For more information on New Jersey Mining Company, please contact:

Del Steiner, Chairman & CEO

Email:  dsteiner@newjerseymining.com

Forward Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that New Jersey Mining Company believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.

Such factors include, among others, the risk that anticipated production levels are not attained, the risk that the mine plan changes due to rising costs or other operational details, the risk that the Company is unable to obtain sufficient funds necessary to resume underground mining at the Golden Chest, and the expectation that the exploration will add significantly to the Golden Chest mine life and the eventual development of the Paymaster and Joe Dandy ore shoots, the risk that gold recovery percentages are lower than expected, the risk that oxidization levels remain the same or increase as the pit deepens, the risk that different portions of the mineral deposit respond differently to processing, the risks and hazards inherent in the mining business (including risks inherent in developing mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and the potential impact on revenues from changes in the market price of gold and cash costs, a sustained lower price environment, as well as other uncertainties and risk factors. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. NJMC disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814